AMENDED AND RESTATED MASTER NOTE
                                   (REVOLVING)


$17,500,000.00                                             Boston, Massachusetts
                                                                 January 7, 2002

     For value received, the undersigned, The Right Start, Inc., a California corporation ("Parent"), and Toy Soldier, Inc., a Delaware corporation (collectively with Parent, the "Borrowers"), jointly, severally, and jointly and severally hereby promise to pay on the Maturity Date (as defined in the Loan Agreement referred to below) to the order of Wells Fargo Retail Finance, LLC, as successor in interest to Paragon Capital LLC, (the "Lender"), at its main office in Boston, Massachusetts, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Seventeen Million Five Hundred Thousand Dollars ($17,500,000) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrowers hereunder, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Loan and Security Agreement dated as of January 23, 2001, as amended by (i) the First Amendment to Loan and Security Agreement dated as of September 5, 2001, (ii) the Second Amendment to Loan and Security Agreement dated as of December 14, 2001 and (iii) the Third Amendment to Loan and Security Agreement dated as of the date hereof (as so amended and as may be further amended, restated, supplemented, and/or otherwise modified from time to time, the "Loan Agreement") by and between the Lender and the Borrowers. The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement. This Note may be prepaid only in accordance with the Loan Agreement.

     This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof. This Note is the Amended and Restated Master Note referred to in the Loan Agreement.

     This Note is secured, among other things, pursuant to the Loan Agreement and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

     This Note amends, restates and supersedes, but is not intended to and shall not extinguish or cancel the indebtedness (including but not limited to accrued but unpaid interest through the date of this Note) evidenced by that Master Note of Parent in favor of the Lender, dated January 23, 2001, in the original principal amount of $10,000,000.00.

     The Borrowers hereby agree to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

     Each of the Borrowers expressly waives presentment or other demand for payment, notice of dishonor and protest.

         This Note shall be deemed to be under seal.



                                       THE RIGHT START, INC.


                                       By: /s/ Raymond P. Springer
                                           Raymond P. Springer
                                           Executive Vice President


                                       TOY SOLDIER, INC.


                                       By: /s/ Raymond P. Springer
                                           Raymond P. Springer
                                           Executive Vice President